Exhibit 1

Release:	IMMEDIATE RELEASE
Contact:	Cecilia Au-Yeung
Global-Tech Advanced Innovations Inc.
Telephone: Hong Kong (852) 2814-0601
investorrelations@global-webpage.com
Web Page:	http://global-webpage.newshq.businesswire.com
GLOBAL-TECH ADVANCED INNOVATIONS ANNOUNCES FORMATION OF INDEPENDENT SPECIAL COMMITTEE TO CONSIDER “GOING PRIVATE” OFFER

Hong Kong, August 10, 2015 — Global-Tech Advanced Innovations Inc. (NASDAQ: GAI) (the “Company”) today announced that its Board of Directors (the “Board”) has formed a special committee (the “Special Committee”) to consider potential transactions involving the Company, including the previously announced unsolicited preliminary non-binding proposal, which the Board received from Company’s President and Chief Executive Officer, Mr. John C.K. Sham, and certain of his controlled or affiliated entities (collectively, the “Acquirer”), on August 1, 2015. In that proposal, the Acquirer stated that it intends to acquire all of the outstanding common shares of the Company not currently beneficially owned or controlled by the Acquirer in a “going private” offer (the “Proposed Offer”).

The Special Committee consists of two independent, disinterested directors of the Company, Mr. Barry J. Buttifant and Mr. Patrick Po-On Hui, with Mr. Buttifant acting as the chairman of the Special Committee. The Special Committee intends to retain independent legal and financial advisors to assist it in its work.

The Company cautions its shareholders and others considering trading its securities that neither the Board nor the Special Committee has made any decision with respect to the Company’s response to the Proposed Offer. There can be no assurance that any definitive offer will be made, that any definitive agreement will be executed relating to the Proposed Offer or that the Proposed Offer or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

Global-Tech Advanced Innovations Inc. is a holding company, owning subsidiaries that manufacture and market electronic components and other related products, such as complementary metal oxide semiconductor (CMOS) camera modules (CCMs). The primary focus of its subsidiaries is to develop and market high-quality products for the communications industry in China and export such products to markets in other countries throughout the world.

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” “estimates,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, demand for new and existing products in our core business, the financial condition of the Company’s customers, product demand and market acceptance especially of our new products, the success of new product development especially in the area of cellular phone components and solutions, compact camera modules and other pending projects, reliance on material customers, suppliers and key strategic alliances, the terms and conditions of customer contracts and purchase orders, availability and cost of raw materials, the timely and proper execution of certain business plans, including the plan to diversify and transform a portion of manufacturing capacity to higher-value, technology-oriented products, currency fluctuations, including the revaluation of the Chinese Renminbi, the imposition by China’s trading partners of economic sanctions and/or protective tariffs on Chinese manufactured goods, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and economic conditions and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission including its most recent Report on Form 20-F. The Company does not undertake to update its forward-looking information, or any other information contained or referenced in this press release to reflect future events or circumstances.